AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
PARKERVISION, INC.

Pursuant to Section 607. 1007 of the
Florida Business Corporation Law

ParkerVision, Inc., a Florida corporation (the “Corporation”), hereby certifies that:

FIRST: The name of the Corporation is ParkerVision, Inc.

SECOND: The original Articles of Incorporation of the Corporation were filed with the Department of State of the State of Florida on August 24, 1989, effective August 22, 1989.

SECOND: These Amended and Restated Articles of Incorporation were adopted by the Board of Directors on March 28, 2016. These Amended and Restated Articles of Incorporation do not contain any amendments to the Articles of Incorporation of the Corporation requiring shareholder approval. These Amended and Restated Articles of Incorporation amend the Articles of Incorporation of the Corporation to delete the names and addresses of the initial directors, to delete the name and address of the initial registered agent and registered office, as a statement of change is on file with the Department of State, and to delete the name and address of the incorporator, as such information is solely of historical interest.

THIRD: The text of the Articles of Incorporation of the Corporation are hereby restated as herein set forth in full and shall supersede the original Articles of Incorporation and all amendments and corrections thereto through the date hereof.

ARTICLE I

NAME

Section 1.1 Name. The name of the Corporation is ParkerVision, Inc.

ARTICLE II

DURATION

Section 2.1 Duration. This Corporation shall exist perpetually. Corporate existence shall commence on the date these Articles are executed and acknowledged, except that if they are not filed by the Department of State of Florida within five days, exclusive of legal holidays, after they are executed and acknowledged, corporate existence shall commence upon filing by the Department of State.

ARTICLE III

PURPOSES

Section 3.1 Purposes. This Corporation is organized for the purpose of transacting any or all lawful business permitted under the laws of the United States and of the State of Florida.

ARTICLE IV

CAPITAL STOCK

Section 4.1 Authorized Capital. The number of shares of stock which this corporation is authorized to issue shall be 30,000,000 shares, of which 15,000,000 shares shall be voting Common Stock having a par value of $0.01 and 15,000,000 shares shall be Preferred Stock having a par value of $1.00 per share.

At 5:00 p.m., Eastern Time, on March 29, 2016 (the “Effective Time”), each ten (10) shares of Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically combined into one (1) share of Common Stock (the “Share Combination”). No fractional shares of Common Stock shall be issued in connection with the Share Combination. Any fractional shares created as a result of the Share Combination shall be rounded up to the next largest whole number, such that, in lieu of a fractional share, each shareholder who otherwise would be entitled to receive a fractional share of Common Stock as a result of the Share Combination shall instead be entitled to receive the next largest whole number of shares of Common Stock.

The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is hereby expressly authorized to provide, by resolution or resolutions duly adopted by it prior to issuance, for the creation of each series and to fix the designation and the preferences, limitations and relative rights relating to the shares of each such series. The authority of the board of directors with respect to each series of Preferred Stock shall include, but not be limited to, determining the following:

(a)	the designation of such series, the number of shares to constitute such series and the stated value thereof if different from par value thereof;

(b)	whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

(c)	the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of Preferred Stock;

(d)	whether the shares of such series shall be subject to redemption by the Corporation, and, if so, the times, prices and other conditions of such redemption;

(e)	the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

(f)	whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relating to the operation thereof;

(g)	whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of Preferred Stock or any other securities and, if so, the price or prices or the rate or rates of conversion or exchanges and the method, if any, if adjusting the same, and any other terms and conditions of conversion or exchanges;

(h)	the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or shares of stock of any other class or any other series of Preferred Stock;

(i)	the conditions or restriction, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of Preferred Stock or of any other class; and

(j)	any other preferences, limitations and relative rights thereof.

Each series of Preferred Stock shall be given a distinguishing designation. The preferences, limitations and relative rights of each series of Preferred Stock may differ from those of any and all other series at any time outstanding if so provided in the description of such series. All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereof shall be cumulative. Before issuing any shares of Preferred Stock, articles of amendment shall be filed in accordance with the Florida Business Corporation Act; such articles of amendments shall be adopted by the Board of Directors of the Corporation and shall be effective without shareholder action or approval.

Section 4.2 Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock

1. Designation and Amount; Stated Value.

(a) 6,795 shares of the Preferred Stock of the Corporation, par value $1.00 per share, shall constitute a class of Preferred Stock designated as "Series A Preferred Stock" ("Series A Preferred Stock").

(b) 13,678 shares of the Preferred Stock of the Corporation, par value $1.00 per share, shall constitute a class of Preferred Stock designated as “Series B Preferred Stock.”

(c) 13,678 shares of the Preferred Stock of the Corporation, par value $1.00 per share, shall constitute a class of Preferred Stock designated as “Series C Preferred Stock.”

(d) The Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall have a stated value of $25.00 per share (“Stated Value”).

2. Redemption Rights. The Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall not be subject to any right of redemption by the Corporation or by the holder thereof, except as provided in Subsection 6(g) of this Section 4.2.

3. Dividends. The holders of shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall not be entitled to any dividends.

4. Rights on Liquidation, Dissolution or Winding Up, Etc. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, as a result of which the assets of the Corporation, whether from capital, surplus or earnings, shall be distributed to the stockholders of the Corporation, such assets shall be distributed in the following order of priority.

(i) The holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock and all other classes or series of any class of capital stock which rank pari passu therewith shall be entitled to receive prior to and in preference to any distributions to the holders of Junior Securities (as hereinafter defined in this section) an amount equal to the Stated Value, pro rata among all such securities based on their relative rights. After the distribution of the Stated Value in respect of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock and any other classes or series of any capital stock which rank pari passu, the remaining assets of the Corporation, if any, will be available for distribution to the holders of the Corporation holding Junior Securities.

(ii) The Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock rank pari passu with the Series D Preferred Stock.

(iii) Junior Securities means the Common Stock of the Corporation and any other security of the Corporation not designated as ranking pari passu with the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.

(iv) The Corporation may issue any class or series of any class of capital stock, other than Common Stock, which rank pari passu with the A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock with respect to rights on liquidation, and winding up or dissolution of the Corporation.

5. Voting Rights. The holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall not be entitled to vote on any matter, except as may be required by law. Any amendment to this Certificate of Designations for the modification, deletion or addition of any terms of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock may be amended by a vote of the holders of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be, holding a majority of the shares, voting as a single class, and only the vote of the majority of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be, shall be entitled to vote thereon. Each share of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall have one vote on any matter on which the series is entitled to vote.

6. Conversion Rights.

(a) Automatic Conversion.

(i) Each share of Series A Preferred Stock shall automatically be converted on March 10, 2001 (“Series A Initial Conversion Date”) into that number of shares of Common Stock, $.01 par value per share (“Common Stock”), subject to adjustments as provided hereafter, determined by dividing the Stated Value by the Market Value (as hereafter defined) of a share of Common Stock (“Conversion Rate”). If there has been a no Change of Control after the issuance of the Series A Preferred Shares, the Series A Initial Conversion Date will be delayed for ninety (90) days (“Series A Final Conversion Date”) in the event that less than five of the following persons, Gregory S. Rawlins, Michael M. Arian, Michael W. Rawlins, Richard K. Dudney, Dennis W. Butler, Jorge Medina, Trong D. Nguyen, Ahmad Rabah and Diane P. Richie, or their designated replacements approved by the Chief Executive Officer of the Corporation, whose approval shall not be unreasonably withheld, (together the “Core Team”) are working for the Corporation on the Series A Initial Conversion Date. If on the Series A Final Conversion Date the Core Team does not consist of at least five persons as above provided, then the Series A Preferred Stock will be not be convertible and immediately canceled.

(ii) Each share of Series B Preferred Stock shall automatically be converted on March 10, 2002 (“Series B Initial Conversion Date”) into that number of shares of Common Stock, subject to adjustments as provided hereafter, determined by the Conversion Rate. If there has been no Change of Control after the issuance of the Series B Preferred Stock, the Series B Initial Conversion Date will be delayed for ninety (90) days (“Series B Final Conversion Date”) in the event that less than five of the following persons, Gregory S. Rawlins, Michael M. Arian, Michael W. Rawlins, Richard K. Dudney, Dennis W. Butler, Jorge Medina, Trong D. Nguyen, Ahmad Rabah and Diane P. Richie, or their designated replacements approved by the Chief Executive Officer of the Corporation, whose approval shall not be unreasonably withheld, (together the “Core Team”) are working for the Corporation on the Series B Initial Conversion Date. If on the Series B Final Conversion Date the Core Team does not consist of at least five persons as above provided, then the Series B Preferred Stock will be not be convertible and immediately canceled.

(iii) Each share of Series C Preferred Stock shall automatically be converted on March 10, 2003 (“Series C Initial Conversion Date”) into that number of shares of Common Stock, subject to adjustments as provided hereafter, determined by the Conversion Rate. If there has been no Change of Control after the issuance of the Series C Preferred Stock, the Series C Initial Conversion Date will be delayed for ninety (90) days (“Series C Final Conversion Date”) in the event that less than five of the following persons, Gregory S. Rawlins, Michael M. Arian, Michael W. Rawlins, Richard K. Dudney, Dennis W. Butler, Jorge Medina, Trong D. Nguyen, Ahmad Rabah and Diane P. Richie, or their designated replacements approved by the Chief Executive Officer of the Corporation, whose approval shall not be unreasonably withheld, (together the “Core Team”) are working for the Corporation on the Series C Initial Conversion Date. If on the Series C Final Conversion Date the Core Team does not consist of at least five persons as above provided, then the Series C Preferred Stock will be not be convertible and immediately canceled.

(iv) The Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock of a holder (“Preferred Stock Holder”) will not be convertible and will be canceled upon termination of the Preferred Stock Holder’s employment with the Corporation or its affiliates if the termination is by reason of death or for “cause” or by reason of his resignation prior to the conversion of such shares. On any other termination of the Preferred Stock Holder’s employment with the Corporation or its affiliates the Series A Preferred Stock, Series B Preferred Stock, or Series C Preferred Stock of such holder will automatically convert into shares of Common Stock on the date of termination at the Conversion Rate and in accordance with Section 6(e) of this Section 4.2.

(b) Definition of Cause. As used herein, "cause" shall mean: (a) the refusal or failure by the Preferred Stock Holder to carry out specific directions of the his direct report which are of a material nature and consistent with his employment status, or the refusal or failure by an employee to perform a material part of the employee's duties; (b) the commission by the Preferred Stock Holder of a material breach of any of the provisions of his employment agreement with the Corporation; (c) fraud or dishonest action by the Preferred Stock Holder in his relations with the Corporation or any of its subsidiaries or affiliates, or with any customer or business contact of the Corporation or any of its subsidiaries or affiliates ("dishonest" for these purposes shall mean the Preferred Stock Holder's knowingly or recklessly making of a material misstatement or omission for his personal benefit); (d) the conviction of the Preferred Stock Holder of any crime involving an act of moral turpitude; or (e) in the event there is a Change of Control (as defined below) and the Preferred Stock is offered a similar position with the acquiring entity in the metropolitan area in which he is working immediately before the Change of Control and the Preferred Stock Holder rejects the offer. Notwithstanding the foregoing, no "Cause" for termination shall be deemed to exist with respect to the Preferred Stock Holder's acts described in clauses (a) or (b) above, unless the Corporation shall have given written notice to the Preferred Stock Holder specifying the "Cause" with reasonable particularity and, within ten calendar days after such notice, the Preferred Stock Holder shall not have cured or eliminated the event or behavior giving rise to such "Cause" or, if a cure cannot reasonably be completed within ten days, the Preferred Stock Holder shall not have commenced and shall not be diligently pursing such cure, which, in any event, is completed within 30 days after such notice; provided, however, that a repeated breach after notice and cure of any provision of clauses (a) or (b) above involving the same or substantially similar actions or conduct shall be grounds for termination for "Cause" without any additional notice from the Corporation.

(c) Definition of Change of Control. "Change of Control" shall mean:

A) (i) any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the Common Stock having thirty-five percent (35%) or more of the total voting power of all of the Corporation's voting capital stock then outstanding, unless such person or group is or includes (a) an individual who, as of the date of this certificate of designations, is an executive officer of the Corporation and holds beneficial ownership in excess of twenty-five percent (25%) of the outstanding Common Stock of the Corporation, or an Affiliate or Associate (within the meaning of Rule 12b-2 under the Exchange Act) of such individual, or (b) an underwriter who obtains such thirty-five percent (35%) interest in connection with a public offering; (ii) the merger or consolidation of the Corporation other than one resulting in the Corporation's voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least sixty-five percent (65%) of the combined voting power of the voting securities of the Corporation and such surviving entity outstanding immediately after such merger or consolidation; or (iii) the sale or other disposition of all, or substantially all, of the Corporation's assets, or the approval of a plan of liquidation of the Corporation other than a sale to an entity which is owned by the shareholders of the Corporation in substantially the same proportion as they own the Company immediately prior to such sale, and

B) the Preferred Stock Holder is not offered a similar position with the acquiring entity in the same metropolitan area as the Preferred Stock Holder is working immediately before the Change of Control.

(d) Definition of Market Value. Market Value shall mean the average Closing Bid Price (as hereinafter defined) of the Common Stock for the five consecutive trading days ending immediately prior to the date of conversion. The “Closing Bid Price” shall mean the closing bid price for the Corporation’s Common Stock, as reported by The Nasdaq Stock Market if the Common Stock is quoted on the Nasdaq National Market or Nasdaq SmallCap Market, or the last sales price of the Common Stock if the Common Stock is listed on a national securities exchange, whichever is the principal trading market for the Common Stock. If the Common Stock is not listed on a national securities exchange or quoted on the Nasdaq National Market or Nasdaq SmallCap Market, but is traded on the over-the-counter market, the Closing Bid Price shall mean the closing bid price for the Common Stock, as reported by the OTC Bulletin Board or the National Quotation Bureau, Incorporated, or similar publisher of such quotations. If the Closing Bid Price cannot be determined pursuant to the above, the Closing Bid Price shall be such price as the Board of Directors of the Company shall determine in good faith.

(e) Mechanics of Conversion. The conversion shall be deemed to have been made immediately prior to the close of business on the date of conversion of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be, and the person or persons entitled to receive the Common Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. Upon conversion, the outstanding Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock will be deemed converted without the necessity of surrender of the certificates representing the shares of such series, and the certificate representing the Common Stock to be received will be issued promptly by the Corporation to the holder of record of the series being converted and sent to the address of record.

(f) Fractional Shares. The Corporation shall not be required to issue fractions of shares of Common Stock upon conversion of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock. If any fractions of a share would, but for this Section, be issuable upon any conversion, in lieu of such fractional share the Company shall round up or down to the nearest whole number of shares.

(g) Reservation of Shares. The Corporation shall reserve and shall at all times have reserved out of its authorized but unissued shares of Common Stock sufficient shares of Common Stock to permit the conversion of the then outstanding shares of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock. All shares of Common Stock which may be issued upon conversion of shares of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock shall be validly issued, fully paid and non-assessable.

(h) Anti-Dilutive Adjustments. If there is any consolidation or merger to which the Corporation is a party other than a consolidation or merger in which the Corporation is the continuing corporation and which does not result in any reclassification of, or change in, outstanding shares of Common Stock, then in addition to all of the rights granted to the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock as designated herein, the Corporation, or such successor or purchasing corporation, as the case may be, shall, as a condition precedent to such reclassification, change, consolidation or merger ("Corporate Change"), provide in its certificate of incorporation or other charter document that each outstanding share of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, shall be convertible into the kind and amount of shares of capital stock and other securities and property (including cash) receivable upon such Corporate Change by a holder of the number of shares of Common Stock deliverable upon conversion of such series immediately prior to the Corporate Change. If, in the case of any such Corporate Change, the stock or other securities and property (including cash) receivable thereupon by a holder of Common Stock includes shares of capital stock or other securities and property of a corporation other than the corporation which is the successor of the Corporation in such Corporate Change, then the certificate of incorporation or other charter document of such other corporation shall contain additional provisions to protect the interests of the holders of shares of outstanding Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock as the Board of Directors shall reasonably consider necessary by reason of the foregoing. Notwithstanding the foregoing, in the event of a Corporate Change, the Board of Directors at its discretion may pay or arrange to pay the stated value of the outstanding Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock to the holders thereof upon the consummation of the Corporate Change and upon payment cancel such outstanding shares. The provision of this Section 6(h) shall similarly apply to successive reclassifications, changes, consolidations or mergers.

(i) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the kind of securities into which the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock is convertible, the Corporation, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.

(j) Cancellation. In the event any shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock shall be canceled or converted pursuant to this Section 6 hereof, the shares so canceled or converted shall be returned to the status of authorized and unissued shares of preferred stock, without any class designation.

(k) Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions for the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of such stock against impairment.

(l) Notices. Any notice to be given to the holders of shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this Corporation.

Section 4.3. Series D Preferred Stock

1. Designation and Amount. 79,868 shares of the Preferred Stock of the Corporation, par value $1.00 per share, shall constitute a class of Preferred Stock designated as "Series D Preferred Stock" ("Series D Preferred Stock"). The Series D Preferred Stock shall have a stated value of $25.00 per share (“Stated Value”).

2. Redemption Rights. The Series D Preferred Stock shall not be subject to any right of redemption by the Corporation or by the holder thereof, except as provided in Subsection 6(f) of this Section 4.3.

3. Dividends. The holders of shares of Series D Preferred Stock shall not be entitled to any dividends.

4. Rights on Liquidation, Dissolution or Winding Up, Etc. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, as a result of which the assets of the Corporation, whether from capital, surplus or earnings, shall be distributed to the stockholders of the Corporation, such assets shall be distributed in the following order of priority.

(i) The holders of the Series D Preferred Stock and all other classes or series of any class of capital stock which rank pari passu shall be entitled to receive, prior and in preference to any distributions to the holders of any Junior Securities (as hereinafter defined in this section) an amount equal to the Stated Value, pro rata among all such securities based on their relative rights. After the distribution of the Stated Value in respect of the Series D Preferred Stock and all other classes or series of any class of capital stock which rank pari passu, the remaining assets of the Corporation, if any, will be available for distribution to the holders of the Corporation holding Junior Securities.

(ii) The Series D Preferred Stock ranks pari passu with the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.

(iii) Junior Securities means the Common Stock of the Corporation and any other security of the Corporation not designated as ranking pari passu with the Series D Preferred Stock.

(iv) The Corporation may issue any class or series of any class of capital stock, other than Common Stock, which ranks pari passu with the Series D Preferred Stock with respect to rights on liquidation, and winding up or dissolution of the Corporation.

5. Voting Rights. The holders of Series A Preferred Stock shall not be entitled to vote on any matter, except as may be required by law. Any amendment to this Certificate of Designations for the modification, deletion or addition of any terms of the Series D Preferred Stock may be amended by a vote of the holders of the Series D Preferred Stock holding a majority of the shares, voting as a single class, and only the vote of the majority of the Series D Preferred Stock shall be entitled to vote thereon. Each share of Series D Preferred Stock shall have one vote on any matter on which the Series D Preferred Stock is entitled to vote.

6. Conversion of Series D Preferred Stock.

(a) Right to Convert. The holders of the Series D Preferred Stock shall have the right, at such holders' option, at any time or from time to time, after March 10, 2001 to convert each share of Series D Preferred Stock, into that number of shares of Common Stock, $.01 par value per share (“Common Stock”), subject to adjustments as provided hereafter, equal to the Stated Value divided by the Market Value (as hereinafter defined) of a share of Common Stock. (“Conversion Rate”).

(b) Automatic Conversion. Each share of Series D Preferred Stock shall automatically be converted at the Conversion Rate into shares of Common Stock on March 10, 2002 (“Automatic Conversion Date”).

(c) Market Value. Market Value shall mean the average Closing Bid Price (as hereinafter defined) of the Common Stock for the five consecutive trading days ending immediately prior to the date of notice of conversion pursuant to Subsection (d) below or the Automatic Conversion Date. The “Closing Bid Price” shall mean the closing bid price for the Corporation’s Common Stock, as reported by The Nasdaq Stock Market if the Common Stock is quoted on the Nasdaq National Market or Nasdaq SmallCap Market, or the last sales price of the Common Stock if the Common Stock is listed on a national securities exchange, whichever is the principal trading market for the Common Stock. If the Common Stock is not listed on a national securities exchange or quoted on the Nasdaq National Market or Nasdaq SmallCap Market, but is traded on the over-the-counter market, the Closing Bid Price shall mean the closing bid price for the Common Stock, as reported by the OTC Bulletin Board or the National Quotation Bureau, Incorporated, or similar publisher of such quotations. If the Closing Bid Price cannot be determined pursuant to the above, the Closing Bid Price shall be such price as the Board of Directors of the Company shall determine in good faith.

(d) Mechanics of Conversion. Before any holder of Series D Preferred Stock shall be entitled to convert the same into Common Stock, the holder shall surrender the certificate or certificates therefore, duly endorsed, at the office of the Corporation or of any transfer agent for the Series D Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver to the holder of Series D Preferred Stock, or to the nominee or nominees of such holder, at the address indicated in the notice of conversion a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid. The conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series D Preferred Stock to be converted, and the person or persons entitled to receive the Common Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. Upon the automatic conversion, the outstanding Series D Preferred Stock will be deemed canceled or converted without the necessity of surrender of the certificates representing the Series D Preferred Stock, and the date of surrender will be deemed to be the date of automatic conversion and the certificate representing the Common Stock to be received will be issued to the holder of record of the Series D Preferred Stock and sent to the address of record.

(e) Fractional Shares. The Corporation shall not be required to issue fractions of shares of Common Stock upon conversion of the Series D Preferred Stock. If any fractions of a share would, but for this Section, be issuable upon any conversion of Series D Preferred Stock, in lieu of such fractional share the Company shall round up or down to the nearest whole number of shares.

(f) Reservation of Shares. The Corporation shall reserve and shall at all times have reserved out of its authorized but unissued shares of Common Stock sufficient shares of Common Stock to permit the conversion of the then outstanding shares of the Series D Preferred Stock. All shares of Common Stock which may be issued upon conversion of shares of the Series D Preferred Stock shall be validly issued, fully paid and non-assessable.

(g) Anti-Dilutive Adjustments. If there is any consolidation or merger to which the Corporation is a party other than a consolidation or merger in which the Corporation is the continuing corporation and which does not result in any reclassification of, or change in, outstanding shares of Common Stock, then in addition to all of the rights granted to the holders of the Series D Preferred Stock as designated herein, the Corporation, or such successor or purchasing corporation, as the case may be, shall, as a condition precedent to such reclassification, change, consolidation or merger ("Corporate Change"), provide in its certificate of incorporation or other charter document that each share of the Series D Preferred Stock shall be convertible into the kind and amount of shares of capital stock and other securities and property (including cash) receivable upon such Corporate Change by a holder of the number of shares of Common Stock deliverable upon conversion of the Series D Preferred Stock thereon immediately prior to the Corporate Change. If, in the case of any such Corporate Change, the stock or other securities and property (including cash) receivable thereupon by a holder of Common Stock includes shares of capital stock or other securities and property of a corporation other than the corporation which is the successor of the Corporation in such Corporate Change, then the certificate of incorporation or other charter document of such other corporation shall contain additional provisions to protect the interests of the holders of shares of the Series D Preferred Stock as the Board of Directors shall reasonably consider necessary by reason of the foregoing. Notwithstanding the foregoing, in the event of a Corporate Change, the Board of Directors at its discretion may pay or arrange to pay the stated value of the outstanding Series D Preferred Stock to the holders thereof upon the consummation of the Corporate Change and upon payment cancel the Series D Preferred Stock. The provision of this Section 6(g) shall similarly apply to successive reclassifications, changes, consolidations or mergers.

(h) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the kind of securities into which the Series D Preferred Stock is convertible, the Corporation, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each holder of Series D Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.

(i) Cancellation. In the event any shares of Series D Preferred Stock shall be converted pursuant to this Section 6 hereof, the shares of Series D Preferred Stock so converted shall be canceled and returned to the status of authorized and unissued shares of preferred stock, without any class designation.

(j) Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designation for the Series D Preferred Stock and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series D Preferred Stock against impairment.

(k) Notices of Record Date. If after the date the Series D Preferred Stock is convertible and prior to Automatic Conversion Date, the Corporation sets a record date of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series D Preferred Stock, at least ten (10) days prior to the Record Date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(l) Notices. Any notice to be given to the holders of shares of Series D Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this Corporation.

Section 4.4 Series E Preferred Stock. There is hereby designated, out of the authorized but unissued shares of Preferred Stock of the Corporation, a series thereof, and the number of shares, voting powers, designation, preferences, and relative, participating, optional, and other special rights, and the qualifications, limitations, and restrictions thereof, of the shares of such series (in addition to those set forth in the Articles of Incorporation, as amended, which are applicable to the Preferred Stock of all series), shall be as follows:

(1) The distinctive serial designation of this series shall be “Series E Preferred Stock” (hereinafter called “this Series”). Each share of this Series shall be identical in all respects with the other shares of this Series except as to the dates from and after which dividends thereon shall be cumulative.

(2) The number of shares in this Series shall initially be 100,000, which number may from time to time be increased or decreased (but not below the number then outstanding) by the Board of Directors. Shares of this Series purchased by the Corporation shall be canceled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series. Shares of this Series may be issued in fractional shares, which fractional shares shall entitle the holder, in proportion to such holder’s fractional share, to all rights of a holder of a whole share of this Series.

(3) The holders of full or fractional shares of this Series shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds legally available therefor, dividends, (A) on each date that dividends or other distributions (other than dividends or distributions payable in Common Stock of the Corporation) are payable on or in respect of Common Stock comprising part of the Reference Package (as defined below), in an amount per whole share of this Series equal to the aggregate amount of dividends or other distributions (other than dividends or distributions payable in Common Stock of the Corporation) that would be payable on such date to a holder of the Reference Package and (B) on the last day of March, June, September and December in each year, in an amount per whole share of this Series equal to the excess (if any) of $100 over the aggregate dividends paid per whole share of this Series during the three-month period ending on such last day. Each such dividend shall be paid to the holders of record of shares of this Series on the date, not exceeding 60 days preceding such dividend or distribution payment date, fixed for that purpose by the Board of Directors in advance of payment of each particular dividend or distribution. Dividends on each full and each fractional share of this Series shall be cumulative from the date such full or fractional share is originally issued; provided that any such full or fractional share originally issued after a dividend record date and on or prior to the dividend payment date to which such record date relates shall not be entitled to receive the dividend payable on such dividend payment date or any amount in respect of the period from such original issuance to such dividend payment date.

The term “Reference Package” shall initially mean 10,000 shares of Common Stock, par value $0.01 per share (“Common Stock”), of the Corporation. In the event the Corporation shall at any time (A) declare or pay a dividend on any Common Stock payable in Common Stock, (B) subdivide any Common Stock or (C) combine any Common Stock into a smaller number of shares, then and in each such case the Reference Package after such event shall be the Common Stock that a holder of the Reference Package immediately prior to such event would hold thereafter as a result thereof.

Holders of shares of this Series shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided, on this Series.

(4) In the event of any merger, consolidation, reclassification or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of this Series shall at the same time be similarly exchanged or changed in an amount per whole share equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, that a holder of the Reference Package would be entitled to receive as a result of such transaction and the redemption price will be adjusted.

(5) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of full and fractional shares of this Series shall be entitled, before any distribution or payment is made on any date to the holders of the Common Stock or any other stock of the Corporation ranking junior to this Series upon liquidation, to be paid in full an amount per whole share of this Series equal to the greater of (A) $100 or (B) the aggregate amount distributed or to be distributed in connection with such liquidation, dissolution or winding up to a holder of the Reference Package (such greater amount being hereinafter referred to as the “Liquidation Preference”), together with accrued dividends to such distribution or payment date, whether or not earned or declared. If such payment shall have been made in full to all holders of shares of this Series, the holders of shares of this Series as such shall have no right or claim to any of the remaining assets of the Corporation.

In the event the assets of the Corporation available for distribution to the holders of shares of this Series upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to the first paragraph of this Section (v), no such distribution shall be made on account of any shares of any other class or series of Preferred Stock ranking on a parity with the shares of this Series upon such liquidation, dissolution or winding up unless proportionate distributive amounts shall be paid on account of the shares of this Series, ratably in proportion to the full distributable, amounts for which holders of all such parity shares are respectively entitled upon such liquidation, dissolution or winding up.

Upon the liquidation, dissolution or winding up of the Corporation, the holders of shares of this Series then outstanding shall be entitled to be paid out of assets of the Corporation available for distribution to its shareholders all amounts to which such holders are entitled pursuant to the first paragraph of this Section (5) before any payment shall be made to the holders of Common Stock or any other stock of the Corporation ranking junior upon liquidation to this Series.
For the purposes of this Section (5), the consolidation or merger of, or binding share exchange by, the Corporation with any other corporation shall not be deemed to constitute a liquidation, dissolution or winding up of the corporation.

(6) This Series shall rank junior to all other series or classes of Preferred Stock of the Corporation, now existing or hereafter created, as to payment of dividends and the distribution of assets, unless the terms of any such other series or class shall provide otherwise.

(7) In addition to any other vote or consent of shareholders required by law or by the Certificate of Incorporation of the Corporation, each whole share of this Series shall, on any matter, vote as a class with any other capital stock comprising part of the Reference Package and voting on such matter and shall have the number of votes thereon that a holder of the Reference Package would have.

Section 4.5 Restrictions on Transfer of Stock. The shareholders may, by agreement or bylaw provision, impose such restrictions on the sale, transfer, or encumbrance of the stock of this Corporation as is deemed necessary.

ARTICLE V

DIRECTORS

Section 5.1 Number. This Corporation shall have three directors initially. The number of directors may be increased or diminished from time to time by the bylaws, but shall never be less than one, or more than ten.

Section 5.2 Compensation. The board of directors is hereby specifically authorized to make provision for reasonable compensation to its members for their services as directors, and to fix the basis and conditions upon which such compensation shall be paid. Any director of the Corporation may also serve the Corporation in any other capacity and receive compensation therefor in any form.

Section 5.3 Indemnification. The Corporation shall indemnify directors and officers to the full extent permitted by law.

Section 5.4 Classified Board. The directors shall be divided into three classes, designated as Class I, Class II and Class III. The number of directors in each class shall be determined by the board of directors and shall consist of as nearly equal a number of directors as possible. The term of the Class I directors initially shall expire at the third annual meeting of shareholders ensuing after the 2013 annual meeting of shareholders; the term of Class II directors initially shall expire at the second annual meeting of shareholders ensuing after the 2013 annual meeting of shareholders; and the term of Class III directors initially shall expire at the first annual meeting of shareholders ensuing after the 2013 annual meeting of shareholders. In the case of each class, the directors shall serve until their respective successors are duly elected and qualified. At each annual meeting of shareholders, directors of the respective class whose term expires shall be elected, and the directors chosen to succeed those whose terms shall have expired shall be elected to hold office for a term to expire at the third ensuing annual meeting of shareholders after their election, and until their respective successors are elected and qualified.

Section 5.5. Removal of Directors. A director may be removed from office only for cause and at a meeting of shareholders called expressly for that purpose, by a vote of the holders of a majority of the shares cast that are entitled to vote at an election of directors.

ARTICLE VI

BYLAWS

Section 6.1 Bylaws. The initial bylaws of this Corporation shall be adopted by the board of directors. Bylaws shall be adopted, altered, amended or repealed from time to time by either the shareholders or the board of directors, but the board of directors shall not alter, amend or repeal any bylaw adopted by the shareholders if the shareholders specifically provide that such bylaw is not subject to amendment or repeal by the board of directors.

ARTICLE VII

AMENDMENT

Section 7.1 Amendment. This Corporation reserves the right to amend or repeal any provision contained in these Articles of Incorporation, and any right conferred upon the shareholders is subject to this reservation.

[Signature Page Follows]

The undersigned authorized officer of the Corporation has executed these Restated Articles of Incorporation, certifying that the facts herein stated are true, this 28th day of March 2016.

/s/ Cynthia Poehlman
Cynthia Poehlman
Chief Financial Officer and Corporate Secretary